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                                                                    EXHIBIT 99.1

[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                      Trading Symbol: VGZ
                                      Toronto and American Stock Exchanges

______________________________________________ NEWS ___________________________

VISTA GOLD CORP. ANNOUNCES SUSPENSION OF PROPOSED PRIVATE PLACEMENT

DENVER, COLORADO OCTOBER 15, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) announces that due to current market volatility in the gold price and share price, and other factors, the management of Vista has decided not to pursue the previously announced private placement at this time.

"We would rather wait until market conditions stabilize to proceed with a placement," said Jock McGregor, President and CEO. "While we have sufficient funds for our immediate needs, we will continue to look at opportunities to keep our treasury healthy, so we can take advantage of new acquisition opportunities as they arise."

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos and Guadalupe De Los Reyes projects in Mexico, and the Amayapampa project in Bolivia.







The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com